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                                                                  Exhibit 99.1


     UPC COMPLETES TENDER OFFER FOR @ENTERTAINMENT

     AMSTERDAM, Netherlands, Aug. 6 /PRNewswire/ -- United Pan-Europe Communications (Nasdaq: UPCOY) today announced that its wholly owned subsidiary, Bison Acquisition Corp., had completed its tender offer for all outstanding shares of the common stock of @Entertainment, Inc. (Nasdaq: AETN) at a price of $19.00 per share in cash.

     UPC stated that based on a preliminary count, a total of 33,988,449 shares (including 318,584 shares tendered pursuant to notices of guaranteed delivery) had been tendered pursuant to the offer, which expired at 12:00 midnight, New York City time, on Thursday, August 5, 1999. All such shares have been accepted for purchase in accordance with the terms of the offer.

     After giving effect to the purchase of the shares tendered, UPC will own approximately 99% of the outstanding common shares of @Entertainment (or approximately 73% of such shares on a fully diluted basis).

     UPC intends to effect the merger of Bison Acquisition Corp. into @Entertainment as promptly as possible. All remaining @Entertainment stockholders will be entitled to receive in the merger the same $19.00 cash price for each of their shares.

     Headquartered in Amsterdam, UPC is one of the most innovative broadband communications companies in Europe and owns and operates one of the largest pan-European groups of broadband communication networks. UPC provides cable television, telephony, high-speed Internet access and programming services in twelve countries across Europe and in Israel. As of March 31st, 1999, assuming completion of all recently announced acquisitions, UPC's systems passed approximately 8.5 million homes with 5.6 million basic cable subscribers. In addition, UPC systems had 118,000 telephone access lines, as well as 35,000 broadband Internet access subscribers. UPC completed an IPO in February 1999 and its shares are traded on the Amsterdam Stock Exchange ("UPC") and Nasdaq ("UPCOY").

     UPC is a consolidated subsidiary of Denver based UnitedGlobalCom, Inc. ("United") (Nasdaq: "UCOMA"). Microsoft has an interest of approximately 7.8% in UPC.

     SOURCE United Pan-Europe Communications


     "Safe Harbor" Statement under the Private Securities Litigation Reform
      Act of 1995: Statements in this press release regarding United Pan Europe Communications NV's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.